News Release

Firsthand Technology Value Fund Reports Additional Social Networking Investments

San Jose, CA, January 23, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) announced that Facebook is now the fund’s largest holding, representing more than five percent (5%) of the fund’s net assets. Yelp, another social networking company, is also among the fund’s top five holdings.

“Our focus continues to be on high-quality, late-stage technology companies,” remarked Kevin Landis, portfolio manager of Firsthand Technology Value Fund. “We believe the combination of rapid growth and the prospect of timely realizations presents a compelling opportunity for investors.”

As of December 31, 2011, total net assets of the fund were approximately $84 million. The fund is currently exploring additional investments in the social networking, semiconductor, solar, and other industries. Complete financial statements and a detailed schedule of investments will be made available with the fund’s annual report filing on Form 10-K in March 2012.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. (the “Fund”) is a publicly-traded venture capital fund that currently focuses on investments in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total

News Release

assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com